Exhibit 99.9

December 5, 2023

Feutune Light Acquisition Corporation

48 Bridge Street, Building A

Metuchen, New Jersey 08840

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated October 26, 2023, to the Board of Directors of Feutune Light Acquisition Corporation (“FLFV”) as Annex E to, and to the references to such opinion in, the proxy statement/prospectus relating to the proposed transaction involving FLFV, Feutune Light Merger Sub, Inc. and Thunder Power Holdings Limited, which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of FLFV (the “Registration Statement”).

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ CHFT Advisory and Appraisal Limited

CHFT Advisory and Appraisal Limited